CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION

The undersigned certify that:

1.	They are the President and Secretary, respectively, of Platinum Studios, Inc., a California Corporation.

2.	Article IV of the Articles of Incorporation is amended to read as follows:

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is Five Hundred Million (500,000,000).

3.	Article VI of the Articles of Incorporation is added to read as follows:

Indemnification of the directors of the corporation is authorized to the fullest extent permissible under California law. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

4.	The foregoing amendment to Articles of Incorporation has been duly approved by the Board of Directors.

5.	The Corporation has issued no shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date	By:	/s/ Brian Altounian
Brian Altounian
President

Date	By:	/s/ Holene Pretsky
Holene Pretsky
Secretary